Exhibit 1A-6FF

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made as of August 23, 2019 by and between Mayde Blocker LLC, a Michigan limited liability company (the “Merging Entity”), and Spartan Partners Corporation, a Michigan corporation (“Surviving Entity”).

RECITALS

A.                 Merging Entity shall merge with and into Surviving Entity, with Surviving Entity being the surviving entity.

B.                 The names, addresses, jurisdictions of incorporation and governing laws and capital structures of Merging Entity and Surviving Entity are as follows:

(1)                Merging Entity, which has its principal office at 38505 Woodward Ave., Suite 100, Bloomfield Hills, MI 48304, is organized and governed by the laws of the State of Michigan. Merging Entity has 1,000 membership interests authorized and outstanding, which are held in the amounts and by the members described in Exhibit A attached hereto. There are no preferred shares authorized, issued or outstanding; and

(2)                Surviving Entity, which has its principal office at 38505 Woodward Ave., Suite 100, Bloomfield Hills, MI 48304, is organized and governed by the laws of the State of Michigan. Surviving Entity has 60,000 shares of common stock issued and outstanding, which are held in the amounts and by the shareholders described in Exhibit B attached hereto. There are no preferred shares authorized, issued or outstanding.

C.                  Pursuant to actions taken by written consent dated as of even date herewith, the boards of directors and shareholders of Surviving Entity and the members of Merging Entity deem it advisable and to the advantage, welfare, and best interests of the respective entities and their respective shareholders and members that Merging Entity be merged with and into Surviving Entity pursuant to the provisions of the Michigan Business Corporation Act and the Michigan Limited Liability Company Act (collectively, the “Act”) upon the terms and conditions set forth in this Agreement (the “Merger”).

Therefore, the parties agree as follows:

AGREEMENT

Section 1.                    Effective Time and Effect of Merger.

a.                   Merging Entity shall, pursuant to the provisions of the Act, be merged with and into Surviving Entity. Surviving Entity shall be the surviving entity from and after the effective time of the Merger. The effective date and time of this Agreement, and the date and time at which the Merger shall become effective is September 12, 2019 (the “Effective Time”). The separate existence of Merging Entity shall cease at the Effective Time in accordance with the provisions of the Act.

b.                   By virtue of the Merger and pursuant to the Act, Surviving Entity shall acquire all of the assets, properties and liabilities of Merging Entity as of the Effective Time and without any further actions or writings of either Surviving Entity or Merging Entity.

c.                   At or before the Effective Time, the Merging Entity and the Surviving Entity shall have obtained the required approvals and consents relating to the Agreement as required by the Act.

Section 2. Articles of Incorporation. The Articles of Incorporation of Surviving Entity shall continue to be the Articles of Incorporation of Surviving Entity and shall continue in full force and effect, as amended by the certificate of merger, until further amended and changed in the manner prescribed by the Act.

Section 3. Bylaws. The present bylaws of Surviving Entity shall continue to be the bylaws of Surviving Entity and shall continue in full force and effect until changed, altered, or amended as provided therein and by the Act.

Section 4. Board of Directors and the Officers. The directors and officers of Surviving Entity in office immediately prior to the Effective Time shall continue as the directors and officers of Surviving Entity upon the Merger becoming effective. Such directors and officers shall hold their respective directorships and offices from and after the Effective Time until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of Surviving Entity and the Act.

Section 5. Merger Consideration and Conversion of Shares. The shareholders of Surviving Entity immediately prior to the Effective Time shall remain shareholders of Surviving Entity, and each share of stock of Surviving Entity which is issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding upon the Merger becoming effective. At the Effective Time, in exchange for each unit of the Merging Entity, Mayde, Inc., Merging Entity’s parent, will receive 600,000 Class B Exchangeable Shares of Surviving Entity and each unit of the Merging Entity will be canceled.

Section 6. Taking of Necessary Action and Certificate of Merger. Surviving Entity and Merging Entity agree that they will execute, file and record any document or documents prescribed by the laws of the State of Michigan and other states where they do business, and that they will perform all necessary acts within the State of Michigan and any other states where they do business, to effectuate the Merger. Without limiting the generality of the foregoing, at the Effective Time, Surviving Entity and Merging Entity shall execute and file a certificate of merger for the Merging Entity in the form of Exhibit C with the Michigan Department of Licensing and Regulatory Affairs.

Section 7. Representations and Warranties of Merging Entity. The Merging Entity hereby represents and warrants to Surviving Entity as follows:

a.                   The Merging Entity is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan.

b.                   The Merging Entity has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the Merger and the transactions contemplated hereby. The Merging Entity has obtained all necessary limited liability and member approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the Merger and the transactions contemplated hereby. The execution and delivery by the Merging Entity of this Agreement, the performance by the Merging Entity of its obligations hereunder and the consummation by the Merging Entity of the Merger and the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Merging Entity. This Agreement has been duly executed and delivered by the Merging Entity and (assuming due authorization, execution and delivery by Surviving Entity) constitutes the Merging Entity’s legal, valid and binding obligation, enforceable against the Merging Entity in accordance with its terms.

c.                   The execution, delivery and performance by the Merging Entity of this Agreement and the Merger do not conflict with, violate or result in the breach of any agreement, instrument, order, judgment, decree, law or governmental regulation to which the Merging Entity is a party or is subject or by which its property is bound.

d.                   No governmental, administrative or other third party consents or approvals are required by or with respect to Merging Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby.

e.                   There are no actions, suits, claims, investigations or other legal proceedings pending or, to any Merging Entity’s knowledge, threatened against or by the Merging Entity that challenge or seek to prevent, enjoin or otherwise delay the Merger or the transactions contemplated by this Agreement.

f.                    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Merging Entity.

Section 8. Representations and Warranties of Surviving Entity. Surviving Entity hereby represents and warrants to Merging Entity as follows:

a.                   Surviving Entity is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

b.                   Surviving Entity has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the Merger and the transactions contemplated hereby. Surviving Entity has obtained all necessary corporate and shareholder approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the Merger and the transactions contemplated hereby. The execution and delivery by Surviving Entity of this Agreement, the performance by Surviving Entity of its obligations hereunder and the consummation by Surviving Entity of the Merger and the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Surviving Entity. This Agreement has been duly executed and delivered by Surviving Entity and (assuming due authorization, execution and delivery by Merging Entity) constitutes Surviving Entity’s legal, valid and binding obligation, enforceable against Surviving Entity in accordance with its terms.

c.                   No governmental, administrative or other third party consents or approvals are required by or with respect to Surviving Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby.

d.                   There are no actions, suits, claims, investigations or other legal proceedings pending or, to Surviving Entity’s knowledge, threatened against or by Surviving Entity that challenge or seek to prevent, enjoin or otherwise delay the Merger or the transactions contemplated by this Agreement.

e.                   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Surviving Entity.

Section 9. Authority. The board of directors and the proper officers of Surviving Entity and the member and the proper officers of the Merging Entity are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement and the Merger.

Section 10. Expenses. All costs and expenses incurred in connection with this Agreement, the Merger and each other agreement, document and instrument contemplated by this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses; provided, however, that Surviving Entity shall pay the filing fee associated with the certificate of merger referenced in Section 6.

Section 11. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 12. Waiver. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by either party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 13. No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 14. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction). Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in the courts located in the State of Michigan, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an executed original and all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

This Agreement has been executed by Surviving Entity and Merging Entity as of the date first above written.

Mayde Blocker LLC
a Michigan limited liability company

Signature:	/s/ Rami Reda

Name:	Rami Reda

Title:	President

Spartan Partners Corporation
a Michigan corporation

Signature:	/s/ Fabian Monaco

Name:	Fabian Monaco

Tile:	President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

MERGING ENTITY MEMBERS

Mayde, Inc. – sole member

EXHIBIT B

SURVIVING ENTITY SHAREHOLDERS

Wolverine Partners Corp. – sole shareholder

EXHIBIT C

CERTIFICATES OF MERGER

See attached.